Exhibit 10.1
RESIGNATION AGREEMENT
     This Resignation Agreement (the “Agreement”) is entered into between Timothy J. O’Malley (“Mr. O’Malley”) and Medwave, Inc. (“Medwave” or the “Company”). For purposes of this Agreement, Mr. O’Malley and Medwave are collectively referred to as the “Parties.” This Agreement is effective on the Effective Date, as defined below.
     For good and sufficient consideration more fully described below, the Parties agree to the following terms.
     1. Resignation, Pay and Benefits.
     1.1. Resignation Date. This confirms that Mr. O’Malley has resigned from all offices he holds at the Company, including without limitation as President and Chief Executive Officer, effective on September 21, 2006. Mr. O’Malley shall cease to be an employee of the Company as of September 30, 2006.
     1.2. Severance Pay. Mr. O’Malley shall be paid a lump sum in the amount of Two Hundred Seventy Thousand Dollars ($270,000.00) (the “Severance Pay”). The Company shall pay Mr. O’Malley the Severance Pay on October 2, 2006 (the “Payment Date”).
     1.3. Salary and Vacation Pay. On the Payment Date, the Company shall pay Mr. O’Malley all remaining Salary due based on his employment to September 30, 2006. The Company shall also pay Mr. O’Malley for 122 hours of vacation time, which the Parties agree constitutes his balance of unused accrued vacation time as of September 30, 2006.
     1.4. Dental Insurance. Effective as of the Payment Date, Mr. O’Malley shall become eligible to receive group dental plan coverage, pursuant to 29 U.S.C. § 1161 et seq. (“COBRA”). Mr. O’Malley’s rights to receive such coverage shall be subject to the provisions of COBRA. Subject to Mr. O’Malley’s continued eligibility for COBRA continuation coverage and the following sentence, the Company shall pay the full premium for such COBRA continuation coverage until the earlier of: (i) September 30, 2007; or (ii) Mr. O’Malley’s commencement of other employment pursuant to which he has the right to obtain group dental insurance coverage that is at least partially paid by his employer. If Mr. O’Malley remains eligible for COBRA coverage and chooses to continue to receive such coverage after September 30, 2007, he will be responsible for the entire cost of the dental care premiums.
     1.5. Medical Insurance. Consistent with the Company’s policies and practices for Massachusetts-based employees and with the availability of post-termination group health plan continuation rights under COBRA, the Company shall reimburse 80% of Mr. O’Malley’s premiums for the personal family medical insurance policy he currently maintains (the “Premiums”) effective until September 30, 2007; provided that if prior to September 30, 2007, Mr. O’Malley commences employment pursuant to which he has the right to obtain group medical insurance coverage that is at least partially paid by his employer, the Company’s obligation to reimburse 80% of the Premiums shall expire on the date such coverage becomes available to him.

     1.6. Reporting. To assist in administering the foregoing provisions and Section 5.1 below, Mr. O’Malley shall report to the Company the following in writing and promptly after he accepts any new employment that is scheduled to commence before September 30, 2007: (i) the identity of the employer; (ii) his anticipated start date; (iii) the timing of his earliest eligibility to obtain group dental plan coverage from such employer; and (iv) the timing of his earliest eligibility to obtain group medical plan coverage from such employer. Mr. O’Malley shall also respond fully to any reasonable requests initiated by the Company for any of the foregoing information.
     1.7. Other Benefits. Except as and to the extent specifically referenced in this Agreement, and notwithstanding the terms of any other benefits plans, programs or policies, Mr. O’Malley shall not be entitled to any other fringe benefits effective after September 30, 2006.
     2. Bonus Payment/Stock Plan.
     2.1. Bonus Payment. In lieu of any payment under any bonus, incentive or commission plan of the Company, the Company shall pay Mr. O’Malley a lump sum of One Hundred Thirty-five Thousand Dollars ($135,000.00) (“Bonus Payment”). The Company shall pay Mr. O’Malley the Bonus Payment on the Payment Date.
     2.2. Stock Plan. For purposes of the Company’s 2002 Amended and Restated Stock Option Plan, Mr. O’Malley’s resignation shall be deemed a retirement and Mr. O’Malley will therefore have until December 31, 2006 to exercise stock options granted to him under said Plan.
     3. Tax Treatment.
     3.1. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Mr. O’Malley for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
     4. Return of Property; Non-Competition, Proprietary Information and Inventions Agreement.
     4.1. Return of Property. Mr. O’Malley confirms that, to the best of his knowledge, he has returned to the Company all Company property that is in his possession, custody or control, including, without limitation, computer equipment, including any laptop computer, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). Mr. O’Malley also commits to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains his property after the end of his employment on September 30, 2006. In the event that Mr. O’Malley discovers that he continues to retain any such property, he shall return it to the Company immediately.

     4.2. Non-Competition, Proprietary Information and Inventions Agreement. Mr. O’Malley agrees to the terms and conditions of the Non-Competition, Proprietary Information and Inventions Agreement (“Inventions Agreement”) incorporated hereto and attached as Exhibit A as if he had entered into them upon commencement of his employment with the Company, except that this Agreement supersedes Section 1 of the Inventions Agreement.
     5. Noncompetition.
     5.1. For the period of one (1) year following the Payment Date, Mr. O’Malley shall not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer, work for or otherwise assist or invest in Tensys Medical, Inc., Welch Allyn, Inc. or the Critikon Division of General Electric Company (the “Competitors”) at or for any location in the United States or Canada. Mr. O’Malley agrees that the scope of these restrictions encompasses anywhere in the United States. Notwithstanding the foregoing, Mr. O’Malley may own up to one percent of the outstanding common stock of the Competitors. Mr. O’Malley understands that the restrictions set forth in this Section 4.1 are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill. Mr. O’Malley agrees that such restrictions are reasonable and appropriate for this purpose.
     6. Nondisparagement.
     6.1. Mr. O’Malley agrees not to make any disparaging statements concerning the Company or current or former officers, directors, shareholders, employees or agents. The Company shall instruct the current members of its Board of Directors not to make disparaging statements about Mr. O’Malley during such persons’ service on its Board of Directors. These nondisparagement obligations shall not in any way affect Mr. O’Malley’s or any director’s obligation to testify truthfully in any legal proceeding.
     7. Mutual Releases.
     7.1. Release by Mr. O’Malley. In exchange for the consideration described in this Agreement, Mr. O’Malley hereby agrees that he, on behalf of himself and his representatives, agents, estate, heirs and assigns, absolutely and unconditionally releases, forever discharges, and holds harmless the Company, its affiliated and related entities, and its current and former directors, shareholders, officers, employees, attorneys, representatives and/or agents of the Company both individually and in their official capacities (collectively and individually the “Company Releasees”), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights and demands of any kind and nature, whether existing or contingent, known or unknown (collectively, “Claims”) that Mr. O’Malley now has, owns or holds, or claims to have, own or hold, or at any time had, owned or held, or claimed to have had, owned or held, against any of the Company Releasees. This general release of Claims includes, without express or implied limitation, all Claims against any of the Company Releasees that relate to Mr. O’Malley’s employment with the Company and all Claims that arise from the agreement to separate from employment pursuant to this Agreement. This release further includes, without limitation, all Claims against any of the Company Releasees based on any federal or state law or regulation concerning employment or employment discrimination, including those laws or regulations concerning discrimination on the basis of age (including without limitation the Age Discrimination in Employment Act); any contract, whether oral or written, express or implied; any breach of the implied covenant of good faith and fair dealing, any tort; any claim for defamation or damage to reputation; any Claim for equity or ownership interest (other than pursuant to Section 2.2); any Claim for salary or benefits; any Claim for attorney’s fees; and/or any statutory or common law claims. Mr. O’Malley acknowledges that actions undertaken pursuant to and in conformance with this Agreement, including without limitation the separation of his employment, shall not give rise to any Claims. Except to the extent specifically provided above, Mr. O’Malley is not releasing his rights, if any, to vested benefits as a terminated employee under the terms of any employee benefit plan (as defined by the Employee Retirement Income Security Act) maintained by the Company, including without limitation the Company’s SARSEP plan, nor is he releasing his rights under this Agreement.
     Mr. O’Malley further agrees that he shall not seek or accept damages of any nature, other equitable or legal remedies for his own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, Mr. O’Malley represents that he has not assigned to any third party and he has not filed with any agency or court any Claim released by this Agreement.
     7.2. Release by the Company. In exchange for the consideration described in this Agreement, the Company, on behalf of itself and its representatives, agents, estates, heirs, successors and assigns, hereby absolutely and unconditionally releases, forever discharges and holds harmless Mr. O’Malley and his estate, heirs and attorneys (the “O’Malley Releasees”), from any and all Claims that any of them now has, owns or holds, or claims to own or hold, or at any time had, owned or held, or claimed to have had, owned or held, against any of the O’Malley Releasees. This general release of Claims includes, without express or implied limitation, all Claims that relate to Mr. O’Malley’s employment with the Company. This release further includes, without limitation, all Claims against any of the O’Malley Releasees based on any contract, express or implied; any tort; and any statutory or common law Claim. Except to the extent specifically provided above, nothing herein shall be deemed to release or waive any right to seek enforcement of the terms of this Agreement or of any plan, benefit or agreement expressly preserved pursuant to this Agreement. In addition, nothing herein shall be deemed to release or waive any civil Claims based on conduct of Mr. O’Malley that satisfies the elements of a criminal offense (“Excepted Claims”). The Company represents that none of its directors currently has knowledge of any basis for asserting any Excepted Claims against Mr. O’Malley.
     7.3. Covenant Not to Sue. Each Party agrees that he or it shall not seek or accept damages of any nature, other equitable or legal remedies for his or its own benefit, attorney’s fees or costs with respect to any Claim released by this Agreement. Each Party represents that he or it has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement.

     8. Future Cooperation.
     8.1. Mr. O’Malley agrees to cooperate reasonably with the Company (including its outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation or proceedings before any governmental regulatory body about which the Company believes Mr. O’Malley may have knowledge or information. Mr. O’Malley also agrees to cooperate reasonably with the Company (including its outside counsel) in connection with or in response to any inquiry of the Company by a governmental regulatory body. Mr. O’Malley further agrees to make himself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. Mr. O’Malley agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings or proceedings before a regulatory governmental agency in which the Company calls him as a witness. The Company shall also reimburse Mr. O’Malley for any pre-approved reasonable business travel expenses that he incurs on the Company’s behalf as a result of his litigation and/or regulatory compliance cooperation services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy. In addition, for all time that Mr. O’Malley reasonably expends in cooperation with the Company pursuant to this Section 8.1, the Company shall compensate Mr. O’Malley at the rate of $190.00 per hour; provided that Mr. O’Malley’s right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.
     9. Enforcement.
     9.1. Jurisdiction. Mr. O’Malley and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, Mr. O’Malley (i) submits to the jurisdiction of such courts, (ii) consents to service of process, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.
     9.2. Relief. Mr. O’Malley agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by him of his promises set forth in Sections 4, 5, 6 and 8, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, Mr. O’Malley agrees that if he breaches, or propose to breach, any portion of his obligations under Sections 4, 5, 6 and 8, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. In the event that the Company prevails in any action to enforce Sections 4, 5, 6 and 8, then Mr. O’Malley also shall be liable to the Company for attorney’s fees and costs incurred by the Company in enforcing such provision(s).
     9.3. Enforcement. This Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under Massachusetts law, without giving effect to the conflict of laws principles of Massachusetts law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.

     10. Agreement With Ms. O’Malley.
     10.1. In addition to any other conditions to the effectiveness of this Agreement, this Agreement shall not take effect unless Brigitte O’Malley and the Company enter into a Resignation Agreement.
     11. Severability.
     11.1. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
     12. Time for Consideration; Effective Date.
     12.1. Mr. O’Malley acknowledges that he has been given the opportunity, if he desired, to consider this Agreement for twenty-one (21) days before executing it. If Mr. O’Malley does not sign this Agreement and return it to counsel for the Company so that such counsel receives this Agreement within twenty-one (21) days of his receipt of this Agreement, this Agreement will not be valid. In the event that Mr. O’Malley executes and returns this Agreement within less than twenty-one (21) days, he acknowledges that such decision was entirely voluntary and that he understood that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period.
     12.2. The Company acknowledges that for a period of seven (7) days from the date of Mr. O’Malley’s execution of this Agreement, Mr. O’Malley shall retain the right to revoke this Agreement by written notice that Medwave receives before the end of such period, and that this Agreement shall not become effective or enforceable until the expiration of such revocation period.
     12.3. This Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), provided that Mr. O’Malley does not revoke this Agreement during that revocation period. If the Company makes any payments to Mr. O’Malley in anticipation of the effectiveness of this Agreement but this Agreement does not become effective, Mr. O’Malley shall immediately return any and all such payments to the Company immediately.
     12.4. Mr. O’Malley acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.

     13. No Transfer.
     13.1. Each Party represents that such Party has not assigned, transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion of any Claim or interest therein.
     14. No Reliance.
     14.1. Each Party represents and acknowledges that in executing this Agreement, such Party has not relied upon any representation or statement made by any of the other Party’s Releasees with regard to the subject matter, basis or effect of this Agreement, other than the promises and representations made in this Agreement.
     15. Binding Nature of Agreement.
     15.1. This Agreement shall be binding upon each of the Parties and upon their respective representatives, successors and assigns and shall inure to the benefit of each Party and to their representatives, successors and assigns.
     16. Modification of Agreement.
     16.1. This Agreement may be amended, revoked, changed or modified only upon a written agreement executed by all Parties. No waiver of any provision of this Agreement will be valid unless it is in writing and signed by the Party against whom such waiver is charged.
     17. Entire Agreement.
     17.1. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any and all prior agreements or understandings between Mr. O’Malley and the Company, except that: (a) this Agreement shall not supersede the agreement referenced in Section 4.2 of this Agreement and (b) nothing in this Agreement shall affect Mr. O’Malley’s SARSEP plan rights.
     17.2. Notwithstanding anything in this Agreement to the contrary, Mr. O’Malley shall retain indemnification rights he may have under the Company’s By-Laws.
     18. Authority.
     18.1. Each of the persons executing this Agreement represents and warrants that he has full power and authority to enter into this Agreement on behalf of the Party for which he is signing and that each and every provision of this Agreement that purports to bind or obligate each such Party is a valid and enforceable obligation of that Party.
     19. Counterparts.
     19.1. This Agreement may be executed in counterparts. Each counterpart when executed shall have the efficacy of a signed original.

     This Agreement has been executed as a sealed instrument by the Parties.

/s/ Timothy J. O’Malley Timothy J. O’Malley	September 22, 2006 Date
Then personally appeared before me Timothy O’Malley and stated that the execution of this Resignation Agreement was his free act and deed
Notary Public My commission expires: 12/15/2011
MEDWAVE, INC
By: /s/ Frank A. Katarow Name: Frank A. Katarow Title: CEO (interim)	September 23, 2006 Date
Then personally appeared before me the above signatory and stated that the execution of this Resignation Agreement was such signatory’s free act and deed
Notary Public My commission expires: